Exhibit 99.5

MIDWEST INVESTORS OF RENVILLE, INC.
(D.B.A. “GOLDEN OVAL EGGS”)

BALLOT/CONSENT INSTRUCTIONS

Dear Member:

Now that we have officially called the Special Meeting to approve the conversion to a limited liability company (as discussed in detail in the bound “Information Statement—Prospectus”), we are providing you with the various materials needed to allow you to register your vote on the conversion and consent to terminate your uniform marketing agreement. These ballot/consent materials are as follows:

      •     “Ballot”

      •     “Ballot Envelope”

      •     “Consent to Termination of Uniform Marketing Agreement” (the “Consent”)

      •     “Certification Envelope”

      •     “Return Envelope”

After reviewing the Information Statement—Prospectus, please proceed as follows:

      •     Voting on the Proposed Conversion

To vote on the Proposed Conversion, mark an “X” next to “FOR” or “AGAINST” on the Ballot. Then, fold and place the marked Ballot in the Ballot Envelope (the smallest of the three enclosed envelopes). Do not write your name on the Ballot or on the Ballot Envelope. If you or your family have more than one membership in the cooperative, be certain not to place more than one Ballot in each Ballot Envelope, as this may invalidate your votes.

      •     Consenting to Termination of Uniform Marketing Agreement

If you wish to consent to the termination of your Uniform Marketing Agreement with the cooperative, sign and date the Consent.

      •     Submitting Your Completed Ballot and/or Consent

Your completed Ballot (in the sealed Ballot Envelope) and/or your completed Consent must be placed in the middle-sized Certification Envelope which carries your name, as recorded in the membership records of the Cooperative. You need to sign and date the Certification Envelope where indicated. If you or your family have more than one membership in the cooperative, be certain not to place more than one Ballot Envelope and/or Consent in each Certification Envelope, as this may invalidate your Ballot/Consent.

If voting by mail, the Certification Envelope must be placed in the larger, postage prepaid Return Envelope addressed to us. If you vote by mail, your Ballot will not be counted unless it is received by the cooperative by [          ].m. local (Minnesota) time on [          ], 2004, or prior to any applicable adjournment or postponement of the meeting. Although you are encouraged to vote by mail, you may vote in person by attending the special meeting (and any adjournments or postponements of the meeting) and submitting your vote in the Certification Envelope at that time.

If you have any questions or need any assistance, please contact Marie Staley at (320) 329-8182.

Dana Persson
President and Chief Executive Officer